Exhibit 10.1

________________________________________________

Share Purchase Agreement

regarding the sale and transfer of
the shares in
Pfaff Beteiligungs GmbH

________________________________________________

30 September 2008

SALE AND PURCHASE AGREEMENT

By and between

1.	Dr. Karl-Heinz Pfaff, born 15 March 1933, Schulstr. 56, 86438 Kissing

2.	Stefan Pfaff, born 27 March 1962, Bachernstr. 43, 86438 Kissing

3.	Christoph Pfaff, born 13 June 1968, Kreuzäckerstr. 11a, 86356 Neusäß OT Steppach

4.	Constanze Glötzinger, née Pfaff, born 30 April 1964, Frankenstr. 11,
86368 Gersthofen
- nos. 1 through 4 herein collectively "Family Shareholders" -

5.	EQT Opportunity (No. 1) Limited Partnership, Isabelle Chambers, Route Isabelle, St. Peter Port, Guernsey GY1 3RA, Guernsey, Channel Islands,
- herein "EQT 1" -

6.	EQT Opportunity (No. 2) Limited Partnership, Isabelle Chambers, Route Isabelle, St. Peter Port, Guernsey GY1 3RA, Guernsey, Channel Islands,
- herein "EQT 2" -

7.	Investor Investment Northern Europe Limited, Canada Court, Upland Road, St. Peter Port, Guernsey GY1 3BQ, Channel Islands,
- herein "EQT 3" -

8.	EQT Opportunity Limited, Isabelle Chambers, Route Isabelle, St. Peter Port, Guernsey GY1 3RA, Guernsey, Channel Islands,
- herein "EQT 4" -

- nos. 5 through 8 herein collectively "EQT" -

9.	Bernd Wagner, born 22 May 1961, Burgstaller Str. 7a, 83703 Gmund

10.	Dr. Volker Norbert Bartelt, born 6 May 1961, Dehnerhofstr. 7, 42477 Radevormwald

11.	Dr. Sven Stork, born 6 June 1940, Postfach 133, Billwil, CH-9245 Oberbüren, Switzerland

12.	Adolf Kretzer, born 14 May 1942, Eichenallee 36, 57078 Siegen

- nos. 9 through 12 herein individually "Participant" and collectively "Participants"-

- nos. 1 through 12 herein individually "Seller" and collectively "Sellers"-

and

13.	Yale Industrials Products GmbH, with its business address at Am Lindenkamp 31, 42549 Velbert, Germany
- herein "Purchaser" -

and

14.	Columbus McKinnon Corporation, with its business address at 140 John James Audubon Parkway, Amherst, New York 14228-1197, USA

- herein "Guarantor" -

- each of Sellers, Purchaser and Guarantor herein also referred to individually as a "Party" and collectively as "Parties"-

TABLE OF CONTENTS

 page

List of Definitions	5

List of Exhibits	7

Preamble	8

1.	Current Status and Transaction Dates	8

2.	Sale and Transfer of Shares	14

3.	Purchase Price and Rules for Payment	16

4.	Scheduled Closing Date, Closing Date and Closing	18

5.	Sellers’ Guarantees	19

5a.1	Tax Indemnity	30

6.	Remedies for Breach of Sellers’ Guarantees	34

7.	Limitation of Claims	39

8.	Guarantees of the Purchaser and the Guarantor	41

9.	[Intentionally Left Blank]	43

10.	Stefan Pfaff	45

11.	Phoenix’ Loan Balance	46

12.	Continuation of the business after Signing and other Obligations	47

13.	Merger Control Indemnity	47

14.	Guarantor	47

15.	Confidentiality, Announcements	47

16.	Costs, Fees and Taxes	48

17.	Governing Law, Arbitration	49

18.	Entire Agreement and Amendments	49

19.	Notices and Exercise of Rights	50

20.	Miscellaneous	51

List of Definitions

Term	defined in	Term	defined in

—A—		Escrow Balance	43
Agreement	8	Exempted Claims	39
AktG	21	—F—
Alltec GmbH	11	Family Shareholders	Caption
Appointee	49	Financial Statements 2007	23
—B—		Foreign Subsidiaries	13
Best Knowledge of the Sellers	29	—G—
BGB	15	German Subsidiaries	13
Brunnhuber Case	25	Group Companies	14
Business Day	17	Group Company	14
—C—		Guarantor	Caption
Claim Notice	44	—H—
Closing	18	HGB	23
Closing Date	14	—I—
Closing Events	18	Inactive Companies	13
Co-Investment Agreement	8	Interest Amount	16
Corresponding Tax Benefits	32	Investment Agreement	8
—D—		—J—
Deductible	39	Joint Instruction	43
De-Minimis Claims	39	—K—
Dreier GmbH	11	Key Employees	25
—E—		—L—
Effective Date	14	Liability Cap	40
EQT	Caption	Loan Agreement	8
EQT 1	Caption	Loan Payment	42
EQT 2	Caption	Locked-Box Claims	40
EQT 3	Caption	Losses	34
EQT 4	Caption	—M—
Equity Value	16	Material Agreements	27
Escrow Account	17	Material Assets	24
Escrow Agents	43	Material Intellectual Property Rights	23
Escrow Agreement	17	Monthly Reportings	24
Escrow Amount	16

—N—		—R—
No-Direct Recourse	40	Relevant Tax Matter	33
—O—		Residual Purchase Price	16
Ordinary Course of Business	21	—S—
—P—		Scheduled Closing Date	18
Participant	Caption	Seller	Caption
Participants	Caption	Sellers	Caption
Parties	Caption	Sellers Affiliates	22
Party	Caption	Sellers Bank Account	17
Pension Schemes	26	Sellers’ Guarantee	19
Permits	25	Sellers’ Guarantees	19
Pfaff Benelux	12	Share	10
Pfaff England	11	Shareholder Agreements	24
Pfaff GmbH	8	Shares	10
Pfaff Hebezeugfabrik	10	Signing Date	14
Pfaff Österreich	12	Stefan Pfaff Loan	8
Pfaff Polen	12	—T—
Pfaff Rumänien	13	Tax	30
Pfaff Schweiz	11	Tax Authority	30
Pfaff Tax Indemnity	33	Tax Claims	34
Pfaff Ungarn	13	Tax De-Minimis	40
Pfaff Verkehrstechnik Beteiligungs GmbH	10	Tax Refund	30
Pfaff Verkehrstechnik KG	10	Tax Return	31
Phoenix	43	Taxes	30
Phoenix’ Loan Balance	43	Third Party Claim	37
Pre-Effective Date Period	30	Time Limitations	39
Pre-Effective Date Tax	30	Title Claims	39
Purchase Price	16	—V—
Purchaser	Caption	Verkehrstechnik Verwaltungs GmbH i.L.	13
Purchaser Claim	35

List of Exhibits

Exhibit 1.5	Legal structure of the Group Companies
Exhibit 2.4	Shareholders’ resolution
Exhibit 2.6	Consents of spouses
Exhibit 3.3.1	Escrow Agreement
Exhibit 5.1.2	Third party rights to the Shares
Exhibit 5.1.4	Rights to shares in the German Subsidiaries
Exhibit 5.1.5	Rights to shares in the Foreign Subsidiaries
Exhibit 5.1.6a	List of pending resolutions of Group Companies
Exhibit 5.1.9a	Disclosures to the Ordinary Course of Business
Exhibit 5.1.10	Material Intellectual Property Rights
Exhibit 5.1.11 (i)	Exempted items of the Financial Statements 2007
Exhibit 5.1.11 (ii)	Inactive Companies (employees, assets, liabilities)
Exhibit 5.1.12	Shareholder Agreements
Exhibit 5.1.13	Monthly Reporting January to August 2008
Exhibit 5.1.14	Fixed assets (Anlagevermögen) and inventories (Vorräte) not owned or lawfully possessed
Exhibit 5.1.15	Permits
Exhibit 5.1.16	Court proceedings including arbitration proceedings
Exhibit 5.1.17	Product Liability/Warranty Liability Claims
Exhibit 5.1.18 (i)	Key Employees
Exhibit 5.1.18 (ii)	Key Employees who have given a written termination notice
Exhibit 5.1.19	List of collective bargaining agreements
Exhibit 5.1.20	Pensions (schemes, plans and arrangements, obligations)
Exhibit 5.1.21	Real property sublease
Exhibit 5.1.24	Material Agreements
Exhibit 5.1.26	Compliance with applicable laws
Exhibit 5.1.27	Public subsidies
Exhibit 5.1.28	List of material insurance policies
Exhibit 5.4	Protocol related to the inquiry process
Exhibit 5a.7	Tax Indemnity to EQT
Exhibit 11.1	Phoenix Loan Balance
Exhibit 17.2	Arbitration Agreement

Preamble

(A)
The Sellers are the sole shareholders of Pfaff Beteiligungs GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of Germany, registered with the Commercial Register of the Local Court of Augsburg under HRB 15109 and having its registered offices in Kissing, Germany (herein "Pfaff GmbH").

(B)
EQT has acquired the majority shareholding in Pfaff GmbH pursuant to an investment agreement (notarial deed no. 6256/2006 of the notary public Dr. Bernhard Schaub with office at Tal 12, 80331 Munich) entered into between EQT and the Family Shareholders on 13 October 2006 (herein "Investment Agreement") by way of a capital increase in Pfaff GmbH.

(C)
The Participants acquired their shares in Pfaff GmbH from EQT pursuant to a co-investment agreement (notarial deed no. 1499/2007 of the notary public Dr. Thomas Engel with office at Theatinerstraße 8/III, 80333 Munich) entered into between EQT, the Family Shareholders and the Participants on 24 May 2007 (herein "Co-Investment Agreement").

(D)
Pfaff GmbH has a claim on Mr. Stefan Pfaff for repayment of a loan (herein the "Stefan Pfaff Loan") shown in the Financial Statements 2007 (as defined in Section 5.1.11 below) in the amount of EUR 1,129,587.22 (in words: one million one hundred and twenty-nine thousand five hundred eighty-seven Euros and twenty-two Eurocents) pursuant to several loan agreements (herein collectively "Loan Agreement").

(E)
The Sellers have concluded that they wish to sell and transfer the Shares to the Purchaser upon the terms and conditions of this share purchase agreement (herein "Agreement") and the Purchaser wishes to purchase and acquire all Shares from the Sellers upon the terms and conditions of this Agreement.

Now, therefore, the Parties agree as follows:

1.	Current Status and Transaction Dates

1.1
The Sellers hold the shares (Geschäftsanteile) in Pfaff GmbH in the nominal amounts shown below and which represent the entire stated share capital (Stammkapital) ofPfaff GmbH in the nominal amount of EUR 3,640,000.00 (in words: three million six hundred and forty thousand Euros):

Shareholder (Gesellschafter)	shares (Geschäftsanteile) "A"	shares (Geschäftsanteile) "B"	Sum
a) Dr. Karl-Heinz Pfaff	132,120	22,020	154,140
b) Stefan Pfaff	36,000 61,740	16,290	114,030
c) Christoph Pfaff	59,400 61,740	20,190	141,330
d) Constanze Glötzinger	59,400 57,600	19,500	136,500
e)EQT Opportunity (No. 1) Limited Partnership	1,267,000	238,010	1,505,010
f)EQT Opportunity (No. 2) Limited Partnership	396,000	74,400	470,400
g)Investor Investment Northern Europe Limited	554,400	104,150	658,550
h)EQT Opportunity Limited	92,600	17,340	109,940
k)Bernd Wagner	62,000	700	62,700
l)Dr. Volker Norbert Bartelt	135,000	1,550	136,550

m) Dr. Sven Stork	91,000	3,650	94,650
n)Adolf Kretzer	54,000	2,200	56,200
Sum	3,120,000	520,000	3,640,000

The shares described above are herein referred to individually "Share" and collectively "Shares".

1.2	Pfaff GmbH is the direct or indirect parent company in the following entities:

1.
Pfaff-silberblau Hebezeugfabrik GmbH, a limited liability company incorporated under the laws of Germany, registered with the commercial register of the lower court of Augsburg under registration number HRB 22844 and having its registered office in Kissing. The stated capital of Pfaff Hebezeugfabrik amounts to EUR 1,000,000.00.
(herein "Pfaff Hebezeugfabrik")
2.
Pfaff GmbH is the sole limited partner of Pfaff-silberblau Verkehrstechnik GmbH & Co. KG, a limited partnership incorporated under the laws of Germany, registered with the commercial register of the lower court of Augsburg under registration number HRA 14760 and having its registered office in Kissing. The sole general partner (persönlich haftender Gesellschafter) without any capital interest (ohne Kapitalanteil) of Pfaff Verkehrstechnik KG is Verkehrstechnik Beteiligungs GmbH.
(herein "Pfaff Verkehrstechnik KG")
3.
Pfaff GmbH holds the sole share in Pfaff-silberblau Verkehrstechnik Beteiligungs GmbH, a limited liability company incorporated under the laws of Germany, registered with the commercial register of the lower court of Augsburg under registration number HRB 21445 and having its registered office in Kissing. The stated capital of Verkehrstechnik Beteiligungs GmbH amounts to EUR 25,000.00 and consist of one single share in this amount.
(herein "Pfaff Verkehrstechnik Beteiligungs GmbH")

4.
Pfaff Hebezeugfabrik holds all shares in ALLTEC Antriebstechnik GmbH, a limited liability company incorporated under the laws of Germany, registered with the commercial register of the lower court of Stuttgart under registration number HRB 104085 and having its registered office in Heilbronn. The stated capital of Alltec GmbH amounts to EUR 500,000.00.
(herein "Alltec GmbH")
5.
Pfaff Hebezeugfabrik holds all shares in Dreier Transportgeräte, Lager- und Betriebseinrichtungen GmbH, a limited liability company incorporated under the laws of Germany, registered with the commercial register of the lower court of Augsburg under registration number HRB 15048 and having its registered office in Kissing. The stated capital of Dreier GmbH amounts to DEM 100,000.
(herein "Dreier GmbH")
6.
Pfaff Hebezeugfabrik holds all shares in Pfaff-silberblau Hebezeuge und Antriebstechnik AG, a company incorporated under the laws of Switzerland, registered with the commercial register of the canton Zurich under registration number CH-020.3.920.021-1 and having its registered office in Buchs/Switzerland. The stated capital of Pfaff Schweiz amounts to CHF 150,000.
(herein "Pfaff Schweiz")

7.
Pfaff Hebezeugfabrik holds all shares in Pfaff-silberblau Ltd., a company incorporated under the laws of England, registered with the commercial register of Cardiff under registration number 1754473 and having its registered office in Prenton/England. The stated capital of Pfaff England amounts to GBP 50,000.
(herein "Pfaff England")
8.
Pfaff Hebezeugfabrik holds 40 shares in the nominal amount of NLG 1,000 each, in total NLG 40,000, respectively, of Pfaff-silberblau Benelux B.V., a company incorporated under the laws of the Netherlands, registered with the commercial register of Zuid-Limburg under registration number 14059942 and having its registered office in Voerendaal/Netherlands. The total stated capital of Pfaff Benelux amounts to NLG 40,000.
(herein "Pfaff Benelux")
9.
Pfaff Hebezeugfabrik holds the sole share in Pfaff-silberblau Winden und Hebezeuge GesmbH, a company incorporated under the laws of Austria, registered with the commercial register of the district court of Wiener Neustadt under registration number FN 109585 f and having its registered office in Leobersdorf/Austria. The stated capital of Pfaff Österreich amounts to EUR 36,336.40 and consists of one single share in this amount.
(herein "Pfaff Österreich")
10.
Pfaff Hebezeugfabrik holds all shares in Pfaff-silberblau Polska Sp.z.o.o., a company incorporated under the laws of Poland, registered with the commercial register of Posen, Abt. 21 (Wirtschaftsangelegenheiten) under registration number 0000213299 and having its registered office in Poznan/Poland. The stated capital of Pfaff Polen amounts to PLN 150,000.00.
(herein "Pfaff Polen")

11.
Pfaff Hebezeugfabrik holds all shares in Pfaff-silberblau Hungària Csörlök es Emelöszközök Kereskedelmi KFT, a company incorporated under the laws of Hungary, registered with the commercial register of Budapest under registration number 13-09- and having its registered office in Vece’s/Hungary. The stated capital of Pfaff Ungarn amounts to HUF 6,000,000.
(herein "Pfaff Ungarn")

- nos. 1. through 5. hereinafter collectively referred to as the "German Subsidiaries" -
- nos. 6. through 11. hereinafter collectively referred to as the "Foreign Subsidiaries" -

1.3	The following companies are former active subsidiaries of Pfaff GmbH:

1.	Pfaff-silberblau Verkehrstechnik Verwaltungs GmbH i.L., Friedberg (ehemals Tennis-Center-Ost Derching GmbH, Friedberg)	(herein "Verkehrstechnik Verwaltungs GmbH i.L")
2.	Pfaff-silberblau Utilaje de Ridicat si Transportat S.R.L., Bucuresti/Rumänien	(herein "Pfaff Rumänien")

Verkehrstechnik Verwaltungs GmbH i.L. is currently in the process of liquidation.

Pfaff Rumänien has been closed and is currently in the process of liquidation.

(Verkehrstechnik Verwaltungs GmbH i.L. and Pfaff Rumänien herein collectively "Inactive Companies").

1.4
Pfaff GmbH is party to (i) a domination and profit and loss pooling agreement (Beherrschungs- und Gewinnabführungsvertrag) with Pfaff-Hebezeugfabrik and (ii) aprofit and loss pooling agreement with Alltec GmbH and (iii) a domination and profit and loss pooling agreement with Dreier GmbH.

1.5
Pfaff GmbH, the German Subsidiaries and the Foreign Subsidiaries are herein individually and collectively "Group Company" or the "Group Companies". The legal structure of the Group Companies as of the Signing Date is set out in Exhibit 1.5.

1.6	Effective Date, Signing Date and Closing Date shall each have the following meaning in this Agreement:

1.6.1	"Effective Date" shall be 31 December 2007, 24:00 Hours.

1.6.2	"Signing Date" shall be the day on which this Agreement has been duly executed before a notary public.

1.6.3	"Closing Date" shall be the day on which all, and not some only, of the Closing Events (as defined in Section 4.4 below) shall have taken place and/or have been duly waived, as the case may be.

2.	Sale and Transfer of Shares

2.1	Sale of Shares

The Sellers hereby sell with commercial effect (mit wirtschaftlicher Wirkung) as of the Effective Date and subject to the terms and conditions of this Agreement the Shares in Pfaff GmbH to the Purchaser and the Purchaser hereby purchases the Shares from the Sellers.

2.2	Ancillary Rights

The sale of the Shares shall include all rights and obligations pertaining thereto, including the dividend rights (Gewinnbezugsrecht) to all profits not yet distributed to the Sellers on the Closing Date except as provided otherwise in this Agreement.

2.3	Transfer of the Shares

Each Seller hereby transfers the Shares set out next to his name in Section 1.1 to the Purchaser and Purchaser accepts such transfer of the Shares. The transfer of the Shares pursuant to the foregoing sentence shall be subject (aufschiebend bedingt) to the payment of the Purchase Price pursuant to Section 3.2 into the Sellers’ Account and the Escrow Account, respectively, and shall occur with in rem effect (dinglicher Wirkung) as of the Closing Date, it being understood that for purposes of this clause the Closing Event set forth in Section 4.4.1 shall not be part of the definition of Closing Date.

2.4	Approval of Shareholders’ Meeting

The shareholders’ meeting of Pfaff GmbH has unanimously approved the sale and transfer of the Shares set out in this Agreement by resolution as of todate as set out in the shareholders’ resolution protocol, a copy of which is attached to this Agreement as Exhibit 2.4.

2.5	Waiver of Certain Rights

The Sellers hereby waive any and all rights, claims and entitlements they may have with respect to the Shares, i.e. any pre-emption rights, rights of first refusal, approval rights, usufruct, encumbrances and the like relating to the transactions contemplated under this Agreement, in particular the sale and transfer of the Shares. Dr. Karl-Heinz Pfaff expressly waives any usufruct rights regarding the Shares held by Constanze Glötzinger, Stefan Pfaff and Christoph Pfaff and EQT expressly waive any pledges regarding the Shares held by the Family Shareholders. Any other rights of the Sellers against each others pursuant to the Investment Agreement and the Co-Investment Agreement remain unaffected.

2.6	Approval of Spouses

The Family Shareholders do not require the consent of their spouses since they either live with their spouses under the marital property regime of separation of goods (Gütertrennung) or the sale and transfer of the Shares is exempted from any such consent by virtue of a modified statutory marital property regime (modifizierte Zugewinngemeinschaft). The spouses of the Participants have consented to the execution and consummation of this Agreement, including the sale and transfer of the Shares, in all respects, including under Section 1365 of the German Civil Code (Bürgerliches Gesetzbuch - BGB, herein "BGB"), in particular the spouse of Mr. Wagner as trustor of the Shares held by her; copies of the respective declarations of consent are attached to this Agreement as Exhibit 2.6.

3.	Purchase Price and Rules for Payment

3.1	Purchase Price

The purchase price for the Shares sold pursuant to Section 2.1 shall be the aggregate of

3.1.1	a fixed amount of

EUR 36,000,000.00

(in words: thirty six million Euros)

(herein "Equity Value")

plus

3.1.2
an amount equivalent to interest on the Equity Value at a rate of 1 (one) percent per month for the period after 15 October 2008 (if any) until, and including, the date of payment (herein "Interest Amount");

(herein "Purchase Price").

3.2	Payment

3.2.1	On the Scheduled Closing Date the Purchaser shall pay the Purchase Price to the Sellers as follows:

a)	EUR 3,600,000.00 (in words: three million six hundred thousand Euros) (herein "Escrow Amount") into the Escrow Account as defined in Section 3.3.1 below; and

b)
the balance of the Equity Value minus the Escrow Amount in the amount of EUR 32,400,000.00 (in words: thirty two million four hundred thousand Euros) plus the Interest Amount (herein "Residual Purchase Price") into the Sellers Bank Account as defined in Section 3.3.2 below.

3.2.2
Any payments to be made under this Agreement shall be made by irrevocable wire transfer in immediately available funds, value as of the relevant due date set out in this Agreement or otherwise provided by law, free of bank and/or any other charges.

3.2.3
Sellers and Purchaser agree that payment of the Escrow Amount into the Escrow Account and payment of the Residual Purchase Price into Sellers’ Bank Account shall constitute fulfilment (Erfüllung) of Purchaser’s obligation to pay and Sellers’ claim for payment of the Purchase Price.

3.3	Escrow Account and Sellers’ Bank Account

3.3.1	The Escrow Amount shall be paid by Purchaser into the following bank account:

Account holder:                                                                           Fellmann Christ Partner
                     Elisabethenanlage 11, 4051 Basel
Account number:                                                                         0233-721811.60F
Bank:                                                                              UBS AG,
         Aeschenvorstadt 1, 4051 Basel
IBAN:                                                                                  CH15 0023 3233 7218 1160 F
SWIFT-BIC:                                                                        UBSWCHZH80A

(herein "Escrow Account") solely as security for, and only recourse against the Sellers with respect to, any Purchaser Claims (as defined in Section 6.2 below). The Escrow Account shall be governed by the terms of the escrow agreement attached hereto as Exhibit 3.3.1 (herein "Escrow Agreement") and the Escrow Amount together with all interest accrued thereon shall only be released in accordance with the terms of the Escrow Agreement.

3.3.2
Any payments, except for the Escrow Amount, owed by the Purchaser to the Sellers under this Agreement shall be paid into the following bank account or to such other bank account of which the Sellers have notified the Purchaser at least three (3) Business Days prior to the respective payment being due:

Account holder:                                                                            Phoenix Holdings Guernsey Limited
Account number:                                                                          2029 – 56298891
Bank:                                                                               Royal Bank of Scotland
IBAN:                                                                                GB15 RBOS 1620 2956 2988 91
SWIFT-BIC:                                                                         RBOSGGSP

(herein "Sellers Bank Account"). Sellers shall instruct the bank maintaining the Sellers’ Bank Account to confirm receipt of the Residual Purchase Price at the Closing via fax to Sellers and to Purchaser immediately after such payment has been received by the bank.

A "Business Day" shall mean a day on which banks in Frankfurt are open for business excluding Saturdays.

4.	Scheduled Closing Date, Closing Date and Closing

4.1	Closing

The consummation of the transaction contemplated hereunder (herein "Closing") shall take place on 1 October 2008 or at any other time or place as the Parties may mutually agree (herein "Scheduled Closing Date").

4.2	[Intentionally left blank.]

4.3	[Intentionally left blank.]

4.4	Closing Events

On the Scheduled Closing Date, the Parties shall carry out the following actions (the "Closing Events") in the order shown below:

4.4.1	Delivery by the Sellers of resignation letters signed by the members of the board (Beirat) of Pfaff GmbH such resignations becoming effective as of the Closing

4.4.2	Payment by the Purchaser of the Escrow Amount into the Escrow Account

4.4.3	Payment by the Purchaser of the Residual Purchase Price into the Sellers Bank Account.

4.5	Closing Confirmation

On the Closing Date, the Parties shall confirm that the Closing has occurred.

4.6	Withdrawal

4.6.1	[Intentionally left blank.]

4.6.2
In the event the Purchaser has failed to pay either the Escrow Amount or the Residual Purchase Price within ten (10) Business Days after the Scheduled Closing Date, the Sellers may withdraw from this Agreement. If the Sellers withdraw from this Agreement, then the Purchaser shall be obliged to pay a contractual penalty in the amount of EUR 3,000,000.00 (in words: three million Euros). The contractual penalty constitutes the Sellers minimum damage (Mindestschaden) and shall not prejudice the Sellers in whatsoever form to claim further damages against the Purchaser incurred in connection with this Agreement or the transactions contemplated under this Agreement.

4.6.3
Any withdrawal by the Sellers shall be declared by EQT 1 representing all of the Sellers by giving written notice to the Purchaser. The Sellers (except EQT 1) hereby (i) irrevocably grant power of attorney to EQT 1 to declare the withdrawal on behalf of the Sellers and (ii) release EQT 1 from the restrictions of Section 181 BGB or any applicable similar provision of foreign jurisdictions, if any.

4.6.4	In case of a withdrawal, this Agreement shall be rescinded except that this Section 4.6 and Sections 15 to 20 shall in each case survive and remain in full force and effect.

5.	Sellers’ Guarantees

5.1	General

The Sellers hereby guarantee to the Purchaser by way of an independent guarantee (selbständiges Garantieversprechen) pursuant to Section 311 (1) BGB and subject to the limitations contained in this Agreement, in particular but not limited to the remedies set out in Section 6, that the following statements are true and correct in each case as of the Signing Date, and, unless expressly specified otherwise herein, also as of the Closing Date (herein "Sellers’ Guarantees" or "Sellers’ Guarantee"):

5.1.1
This Agreement constitutes legally valid and binding obligations of the Sellers enforceable under German law against the respective Seller in accordance with its terms, except that the enforceability thereof may be limited by insolvency, or other similar laws relating to, or affecting, the rights of creditors generally. The Sellers have the absolute and unrestricted right, power, authority and capacity to execute this Agreement and to perform their obligations under this Agreement.

5.1.2
Each of the Sellers declares with respect to the Shares held by him as listed in Section 1.1 that he is the sole and unrestricted owner of these Shares. Furthermore, each of the Sellers declares with respect to the Shares held by him as listed in Section 1.1 that these Shares (i) have been validly issued, (ii) are fully paid up, non-assessable and the relevant share capital has not been repaid and that except as disclosed in Exhibit 5.1.2 or waived pursuant to Section 2.5 of this Agreement the Shares are (i) free and clear of any third party rights and (ii) have not been pledged, assigned, charged or used as security, in each case as of the Closing Date. The total nominal share capital of Pfaff GmbH amounts to EUR 3,640,000.00 and Pfaff GmbH does not have any shareholders other than those set forth in Section 1.1.

5.1.3
The Sellers are not required to obtain any consent or governmental authorisation in connection with the execution and consummation of this Agreement. This section, however, does not apply to any merger control requirements in relation to the transactions contemplated by this Agreement.

5.1.4
Except as disclosed in Exhibit 5.1.4 the Sellers declare with respect to the shares in the German Subsidiaries that these shares (i) are directly or indirectly owned by Pfaff GmbH, (ii) are free and clear of any third party rights and (iii) have not been pledged, assigned, charged or used as a security for any third party (other than Group Companies) liability, (iv) have been validly issued, (v) are fully paid-up, non-assessable and (vi) the relevant share capital has not been repaid, it being understood that for purposes of evaluating whether or not a breach of this clause has triggered any Losses a mere intra-group obligation shall not constitute any Losses if the relevant amounts to be paid remain within the Group Companies. The total nominal share capital of the German Subsidiaries corresponds to the amounts set forth in Section 1.2 and the German Subsidiaries do not have any shareholders other than those set forth in Section 1.2.

5.1.5
Except as disclosed in Exhibit 5.1.5, the Sellers declare with respect to the shares in the Foreign Subsidiaries, that these shares (i) are directly or indirectly owned by Pfaff GmbH, (ii) are free and clear of any third party rights and (iii) have not been pledged, assigned, charged or used as a security for any third party (other than Group Companies) liability, (iv) have been validly issued, (v) are fully paid-up, non-assessable and (vi) the relevant share capital has not been repaid. Except as disclosed in Exhibit 5.1.5, no party holds any pre-emptive or option rights regarding the shares in any of the Group Companies, it being understood that for purposes of evaluating whether or not a breach of this clause has triggered any Losses a mere intra-group obligation shall not constitute any Losses if the relevant amounts to be paid remain within the Group Companies. The total nominal share capital of the Foreign Subsidiaries corresponds to the amounts set forth in Section 1.2 and the Foreign Subsidiaries do not have any shareholders other than those set forth in Section 1.2.

5.1.6
Each of the Group Companies is duly incorporated and validly existing under the laws of its registered place, in particular, Pfaff GmbH is a duly incorporated and validly existing limited liability company (Gesellschaft mit beschränkter Haftung) under the laws of the Federal Republic of Germany with its registered offices in Kissing and registered with the Commercial Register of the Local Court of Augsburg under HRB 15109.

5.1.6a
Except as disclosed in Exhibit 5.1.6a, there is no resolution of any Group Companies pending which, or the implementation of which, would require registration in the commercial register or similar offices under non-German jurisdictions. To the Best Knowledge of the Sellers, all corporate restructurings with respect to any of the Group Companies have been duly and validly carried out in all material respects.

5.1.7
Except as described in Sections 1.2 to 1.4 of this Agreement, as of the Signing Date none of the Group Companies or Inactive Companies (i) have any interests in any other legal entities, partnerships or similar organisations, (ii) have entered into any agreement to acquire any direct or indirect participation in any other company, (iii) maintain any direct company (gesellschaftsrechtliche) relationship with any third party, in particular no participation or sub participation in any other company, and (iii) there exist no enterprise agreements within the meaning of Sections 291 and 292 German Stock Corporation Act (Aktiengesetz – AktG) (herein "AktG"), no agreements on any profit-sharing (Genussrechte), no agreements on any silent partnership (stille Gesellschaft), to which any of the Group Companies or Inactive Companies is a party or owes an obligation to become a party.

5.1.8
As of the Signing Date, no bankruptcy or judicial composition proceedings have been applied for in respect of any Group Company during the last two years and no circumstances exist which would require the application for any such proceedings concerning any of the Group Companies.

5.1.9
Between the Effective Date and the Signing Date, in light of the restructuring of the Group Companies, the management has implemented various measures which deviated from past practice and which had the intention of improving the business operations, and, taking this into account, the business operations of the Group Companies have been conducted in the ordinary course of business with the standard of care of a prudent merchant (Sorgfalt eines ordentlichen Kaufmanns) and in all material respects as described and disclosed in the Management Presentation dated 12 August 2008, the Monthly Reportings (as defined in Section 5.1.13) of the Group Companies (herein "Ordinary Course of Business"). In particular, to the Best Knowledge of the Sellers, no Group Company has, and no Seller has caused any Group Company, to enter into any transactions between the Effective Date and the Signing Date other than in the Ordinary Course of Business.

5.1.9a	In particular, and except as disclosed in Exhibit 5.1.9a, no Group Company has done, and no Seller has caused any Group Company to do, any of the following:

(i)
to issue, sell, repurchase, redeem or repay any shares or interest in its capital (including any options, bonds, warrants, conversion rights or other similar rights) between the Effective Date and the Signing Date;

(ii)
to declare or pay any dividend or to make any other distribution (whether in cash or kind) to its respective shareholders or Seller's Affiliates between the Effective Date and the Signing Date and will not declare, pay any such dividend or make any such other distribution after the Signing Date, in each case expect for dividends or other distributions to any other Group Company;

(iii)
to enter into any transaction with, pay any amounts (including by way of group charges, cash pooling arrangements, advisory fees or other expenses) to, or to assume any costs or expenses of, Sellers or any Sellers’ Affiliates which have, in each case, not been fully settled or paid before the Effective Date without any remaining liability for any of the Group Companies; "Sellers’ Affiliates" shall mean, in each case excluding the Group Companies, the affiliates (verbundene Unternehmen) within the meaning of Section 15 AktG of Sellers, the relatives in the meaning of Section 15 of the German Tax Code (Abgabenordnung) of Sellers, the related persons (nahestehende Personen) within the meaning of Section 1 (2) of the German International Tax Relations Law (Außensteuergesetz) and, in each case, their respective directors, officers, or employees (Mitarbeiter);

(iv)
to pay or to incur, assume or otherwise become directly or indirectly liable for the payment of any costs or fees, including any advisors’ or consultants’ fees, in connection with the preparation, execution or consummation of this Agreement which have, in each case, not been fully settled or paid before the Effective Date without any remaining liability for any of the Group Companies;

(v)
to make any change or amend any collective bargaining agreement, however with the proviso, that the Group Companies are currently considering the introduction of a performance based bonus system (Prämienlohnsystem) between the Effective Date and the Signing Date;

(vi)
to make or agree to make, any capital expenditure (including leasing) with respect to fixed assets in excess of an aggregate amount of EUR 500,000.00 outside the Ordinary Course of Business between the Effective Date and the Signing Date;

(vii)
to the Best Knowledge of the Sellers, to incur any actual or contingent liability for any material off-balance sheet financial indebtedness except as (i) entered into in the Ordinary Course of Business or (ii) shown or described in the Monthly Reporting, in each case between the Effective Date and the Signing Date, except for usual product warranties given to customers;

provided, however, that a 10% interest of Mr. Wilbert Lennartz held in Pfaff Benelux has been sold and transferred to Pfaff Hebezeugfabrik today. The purchase price of EUR 70,000.00 shall be paid at the latest on 2 October 2008.

5.1.10
Exhibit 5.1.10 contains a list of material intellectual property rights ("Material Intellectual Property Rights") indicating the nature and owner of the Material Intellectual Property Rights as of the Signing Date. To the Best Knowledge of the Sellers, the Material Intellectual Property Rights are not subject to any pending or threatened proceedings for cancellation or revocation. To the Best Knowledge of the Sellers (i) the use of the Material Intellectual Property Rights by the Group Companies does not infringe any third party rights and (ii) no third party infringes any Material Intellectual Property Rights. For the avoidance of doubt, standard software shall not be a Material Intellectual Property Right. The Material Intellectual Property Rights represent all intellectual property rights which are necessary and / or used by the Group Companies to carry out their respective businesses in all material respects in the same manner as conducted on the Signing Date and are owned or lawfully used by the respective Group Companies.

5.1.11
The Sellers have furnished the Purchaser prior to the Signing Date with a copy of the (partly) audited financial statements of the German Subsidiaries and a copy of the audited consolidated financial statements of Pfaff GmbH, each as of the Effective Date, for the period starting 1 January 2007 until the Effective Date (herein collectively "Financial Statements 2007"). The Financial Statements 2007 have been prepared by the management of the respective company and audited by "Ebner, Stolz und Partner Wirtschaftsprüfungsgesellschaft, Hannover" in compliance with the German Commercial Code (Handelsgesetzbuch - HGB, herein "HGB"), HGB and the German standards on auditing adopted by the Institute of Chartered Accountants (Institut der Wirtschaftsprüfer). Except as disclosed in Exhibit 5.1.11 (i), the Financial

Statements 2007 give a true and fair view of the assets, liabilities and results for the period from 1 January 2007 to the Effective Date of the respective Group Companies. To the Best Knowledge of the Sellers, none of the Group Companies has as per the Effective Date any actual or contingent liability for any material off-balance sheet financial indebtedness except as (i) entered into in the ordinary course of business or (ii) shown or described in the Financial Statements 2007.

Except as disclosed in Exhibit 5.1.11 (ii), none of the Inactive Companies employs any employees, has any assets or liabilities (actual or contingent) or is subject to any contracts or contractual offers.

5.1.12
Exhibit 5.1.12 lists all agreements between any of the Group Companies on the one side and any of the Sellers, any person related to any Seller or any affiliate of any Seller on the other side with any kind of obligations for any of the Group Companies that have not yet been fully settled prior to the Closing Date ("Shareholder Agreements").

5.1.13
The Sellers have furnished the Purchaser prior to the Signing Date with the management accounts of the Group Companies for the period starting 1 January 2008 until 31 August 2008 ("Monthly Reportings") copies of which are attached as Exhibit 5.1.13. The Monthly Reporting as per 31 August 2008 has been prepared by the management of Pfaff GmbH with the care and duty of a prudent business man and gives, to the Best Knowledge of the Sellers, a true and fair view of the assets, liabilities and results of the Group Companies for the period starting 1 January 2008 until 31 August 2008. The Monthly Reportings have not been audited or reviewed by any auditors.

5.1.14
Except as disclosed in Exhibit 5.1.14, and to the Best Knowledge of the Sellers, each Group Company owns or holds lawful possession of all fixed assets (Anlagevermögen) and inventories (Vorräte) (i) necessary for carrying out its business in substantially the same fashion and manner as of the Signing Date (ii) which are reflected in the Financial Statements 2007 or which have been acquired after 31 December 2007, provided, however, that such material assets have not been sold, abandoned or otherwise disposed of outside the Ordinary Course of Business since 31 December 2007 (herein collectively "Material Assets"). To the Best Knowledge of the Sellers, the Material Assets are not charged with any rights of third parties including transfer for security purposes (Sicherungsübereignungen) except for (i) customary rights of retention of title (handelsübliche Eigentumsvorbehalte) imposed by suppliers, liens, pledges or other security rights in favour of suppliers, mechanics, workers, carrier and the like, (ii) security rights granted to banks and other financial institutions to secure any indebtedness of any of the Group Companies, (iii) statutory security rights in favour of landlords, tax authorities or other governmental authorities to secure any indebtedness of any of the Group Companies. To the Best Knowledge of the Sellers, the Material Assets are in a useable condition in order to continue the business of the Group Companies in substantially the same fashion as of the Signing Date.

5.1.15
To the Best Knowledge of the Sellers, Pfaff GmbH and the German Subsidiaries are in possession of all material governmental approvals and permits necessary to operate their business as it is conducted as of the Signing Date hereof and which are material for their business taken as a whole (collectively "Permits") except as disclosed in Exhibit 5.1.15.

5.1.16
The Group Companies are, as of the Signing Date, not involved in court proceedings including arbitration proceedings either as plaintiff or defendant having a litigation value (Streitwert) exceeding EUR 20,000.00 (in words: twenty thousand Euros) in the individual case and, to the Best Knowledge of the Sellers, no such claims have been threatened in writing against any of the Group Companies in each case except as disclosed in Exhibit 5.1.16.

Pfaff GmbH shows in its Financial Statements 2007 an accrual related to a damage event in France (the "Brunnhuber Case") in the amount of EUR 297,780.00. The currently known total damage resulting from the Brunnhuber Case amounts to EUR 727,192.37 plus interest thereon as per June 2008 in the amount of EUR 182,384.14. The insurance company Allianz will bear 70.31% and Pfaff GmbH will bear 29.69%. The payments made in this respect by Pfaff GmbH and Allianz are set forth in Exhibit 5.1.16.

5.1.17
Except as disclosed in Exhibit 5.1.17, to the Best Knowledge of the Sellers, none of the Group Companies has delivered any products which have triggered any material product or warranty liability claims that are not yet fully settled or fully covered by insurances.

5.1.18
Exhibit 5.1.18 (i) contains a true and complete list of all employees employed on a permanent basis by the Group Companies with a fixed annual base salary (Grundgehalt) exceeding EUR 75,000.00 (in words: seventy-five thousand Euros) and of all managing directors of any Group Company, in each case as of 1 September 2008 ("Key Employees"). Except as set forth in Exhibit 5.1.18 (ii), as of the Signing Date, none of the Key Employees has given to any Group Company a written notice of termination of his or her employment. The execution or consummation of this Agreement or the transactions contemplated herein do not trigger any rights or claims of any Key Employee. No Group Company is bound by any option or similar plan relating to shares or other participations in any Group Company.

5.1.19
Exhibit 5.1.19 contains a complete list of collective bargaining agreements and material agreements with unions, workers' councils and similar organisations by which any of the Group Companies is bound.

5.1.20
All obligations for payments and contributions due with respect to pension benefits to employees and former employees of the Group Companies in amounts as disclosed in Exhibit 5.1.20 have been paid or have been accrued for pursuant and in compliance with HGB or the accounting principles applicable in the respective jurisdiction. Exhibit 5.1.20 also includes a list of all pension schemes, plans and arrangements applicable to employees, and former employees, directors of the Group Companies, and any dependants of any of the afore mentioned (herein "Pension Schemes"). The Pension Schemes comply in all material aspects with and have been in all material aspects administrated in accordance with all applicable laws, regulations and requirements. The pension plan of Pfaff Hebezeugfabrik has been fully closed with effect as of 31 December 2004 and no other employees of Pfaff Hebezeugfabrik than those who participated in the pension plan of Pfaff Hebezeugfabrik prior to its closure have gained any pension entitlements after this date.

5.1.21
Except as disclosed in Exhibit 5.1.21, as of the Signing Date, no Group Company sub-leases any real property. The Group Companies do not own real estate or have an inheritage building right (Erbbaurecht) or equivalent right under any non-German jurisdiction or other real property right (grundstücksgleiches Recht) or equivalent right under any non-German jurisdiction.

5.1.22
To the Best Knowledge of the Sellers, there are no contaminations of (i) the soil on which the business of Pfaff GmbH or the German Subsidiaries is conducted (ii) or the buildings currently used by Pfaff GmbH or the German Subsidiaries and which would obligate Pfaff GmbH or the German Subsidiaries under the environmental laws in effect on the date hereof to any clean-up or to any other remedial measures or liabilities.

5.1.23
All returns and declarations required to be filed by the Group Companies and the Inactive Companies with regard to Taxes (as defined in Section 5a.1) have been filed in a timely manner and the Group Companies and the Inactive Companies have paid all Taxes shown as due on the assessment for Taxes or as otherwise due. No back-to-back financing arrangements within the meaning of Section 8a of the German Corporate Income Tax Act (in force at each relevant point in time) with respect to any third party loan agreements granted to any of the Group Companies have been or will be in place until the Closing Date which could jeopardize the tax deductibility of interest payments related thereto. All documents, applications and filings regarding the transformation of Pfaff Hebezeugfabrik from a GmbH & Co. KG into a GmbH with tax effect as of 31 December 2006 which need to be filed with the competent tax authorities to ensure a tax neutral transformation (i.e. a transformation at book value) have been duly and timely filed with the competent tax authorities, in particular the application to further use the book values after the transformation.

5.1.24
As of the Signing Date, except as listed in Exhibit 5.1.24 and except agreements between Group Companies, no Group Company is a party to, or is bound by any pending offer to enter into, any of the agreements listed in this Section 5.1.24 ("Material Agreements"):

(i)
in-licence and out-licence agreements involving expected royalty payments and other monetary consideration in the aggregate (without VAT) of more than EUR 50,000.00 (in words: fifty thousand Euros) to be paid by or to a Group Company per year and per license agreement individually;

(ii)	loan or credit agreements where a Group Company extends a loan other than trade payables as well as loan or credit agreements where a Group Company is granted a loan;

(iii)
agreements relating to guarantees (Garantien), sureties (Bürgschaften), bonds (Avale), letters of comfort (Patronatserklärungen) or similar instruments granted by any Group Company or any kind of derivative contracts, in each case outside the ordinary course of business;

(iv)
agreements by which any Group Company is obliged to acquire any real property, hereditary building right (Erbbaurecht or equivalent right under any non-German jurisdiction) or other real property right (grundstücksgleiches Recht) or equivalent right under any non-German jurisdiction;

(v)
lease or leasehold agreements, purchase or sale and lease-back agreements relating to real properties involving expected rent payments and other monetary consideration in the aggregate (excluding VAT) of more than EUR 150,000.00 (in words: one hundred fifty thousand

 Euros) to be paid by a Group Company per year and per agreement individually;

(vi)
lease agreements for movables involving an expected monetary consideration in the aggregate (excluding VAT) of more than EUR 50,000.00 (in words: fifty thousand Euros) to be paid by a Group Company per year and per agreement individually, except for company car leases;

(vii)	the top ten agreements with customers of the Group Companies involving an expected monetary consideration (excluding VAT) to be paid to a Group Company in the year 2008;

(viii)
the top ten distribution agreements of the Group Companies with third party distributors based on the expected monetary consideration (excluding VAT) to be paid by a Group Company to the distributor in the year 2008;

(ix)
the top ten supply and top ten toll manufacturing agreements of the Group Companies involving based on the expected monetary consideration (excluding VAT) to be paid by a Group Company in the year 2008;

(x)	agreements regarding the acquisition or disposal of any shares, business or parts of businesses (Betrieb oder Betriebsteile);

(xi)	agreements regarding joint ventures, consortia, co-operations, purchasing associations or similar agreements;

it being understood that the agreements listed pursuant to Section 5.1.24 (i) – (xi) have been disclosed to the Purchaser and his advisors during the due diligence made by the Purchaser, excluding (vii), (viii) and (ix), which were disclosed as “black box” contracts solely to the legal advisors of the Purchaser.

5.1.25
To the Best Knowledge of the Sellers, each of the Material Agreements is in force and effect, and no Group Company has received or been threatened to receive any notice of termination. To the Best Knowledge of the Sellers, none of the parties to the Material Agreements has violated any material obligations thereunder in any material respect or has threatened to do so in writing. This Section 5.1.25 shall not apply to Section (vii), (viii) and (ix).

5.1.26
Except as disclosed in Exhibit 5.1.26, to the Best Knowledge of the Sellers, each Group Company is conducting its business in compliance, in all material respects, with all material applicable laws and regulations except where the failure to do so would not reasonably be expected to have a material adverse effect on any of the Group Companies.

5.1.27
Except as disclosed in Exhibit 5.1.27, as of the Signing Date none of the Group Companies has received or has applied for, any state aids or subsidies and there are no pending obligations under any orders granting state aids or subsidies. For the time before 1 January 2006, the foregoing statement is subject to the Best Knowledge of the Sellers.

5.1.28
Exhibit 5.1.28 contains a complete list of all material insurance policies to which any of the Group Companies is a policy holder as of the Signing Date. To the Best Knowledge of the Sellers, (i) the insurance policies listed in Exhibit 5.1.28 are valid and in full force, (ii) all premiums due on the above policies have been duly paid and (iii) there are no circumstances due to which any such policy might be voidable.

5.1.29
To the Best Knowledge of the Sellers, rail and road projects conducted by Pfaff Verkehrstechnik KG before the Signing Date did not trigger any contractual penalty payments for late delivery on Pfaff Verkehrstechnik KG.

5.1.30
The former minority shareholder in Pfaff Benelux, Mr. Lennartz, has no employment related rights or other rights vis-à-vis any of the Group Companies which are based on, triggered or increased by the sale of his shares in Pfaff Benelux to Pfaff Hebezeugfabrik, except for the payment of the Purchase Price in the amount of EUR 70,000.00.

5.2	No further Guarantees

No further Guarantees are given by the Sellers except those set forth in Section 5.1 of this Agreement. For the avoidance of doubt it is understood between the Parties that all provisions of this Agreement relating to the consequences of a breach of the Sellers’ Guarantees including but not limited to the limitation in remedy set forth in Section 6 and Section 7 form an integral part and define the scope of guarantees, representations and warranties which shall under no circumstances be considered or deemed as guarantee for the quality of the purchase object (Kaufgegenstand) within the meaning of Sections 276 (1), 443 BGB. The Sellers’ Guarantees shall not be construed or interpreted so as to provide the Purchaser with any other claims than those set forth in this Agreement.

5.3	No joint liability

The Sellers shall not be jointly and severally liable (nicht gesamtschuldnerisch) but shall only be liable regarding a Purchaser claim proportionally (teilschuldnerisch) pro rata of their Shares and with regard to Section 5.1.1 and 5.1.2 solely regarding their respective shareholding.

5.4	Best Knowledge

For the purpose of this Agreement "Best Knowledge of the Sellers" shall mean (i) the actual knowledge (positive Kenntnis) of the members of the board of Pfaff GmbH appointed by EQT, i.e. Dr. Sven Stork, Mr. Adolf Kretzer and Dr. Ernst Ludes, which they had as of the Signing Date in relation to the Sellers’ Guarantees after due inquiry of (x) Bernd Wagner and Dr. Volker Norbert Bartelt with respect to all Sellers' Guarantees, and (y) Harald Kröger, Eva Peter, Peter Zeller with respect to those Sellers' Guarantees covering matters for which the relevant individuals are responsible, as well as (ii) the actual knowledge (positive Kenntnis) of Mr. Marc Eckerhall. The documents related to and used for the inquiry process are attached as Exhibit 5.4.

5a.1                      Tax Indemnity

5a.1           Definitions

For the purposes of the Agreement,

"Pre-Effective Date Period" shall mean any time or time period beginning before and ending on or before, or events occurring on or before, the Effective Date;

"Pre-Effective Date Tax" shall mean any Tax imposed for, or taxable events occurring in the Pre-Effective Date Period;

"Tax" or "Taxes" shall mean taxes within the meaning of Section 3 German Tax Code (AO) or comparable laws of foreign jurisdictions, customs duties, dues or payments to a public social security system under mandatory laws of any applicable jurisdiction, in each case together with any interest, penalties or additions and all ancillary charges and any of the aforementioned items payable as a secondary liability (Haftungsschuld), regardless of whether such item is imposed directly or by virtue of joint and several liability, imposed by any governmental authority;

"Tax Refund" shall mean any cash effective (in form of a payment by the Tax Authority, a reduction of a due Tax liability or a comparable manner) received repayment of any Tax, claim for a Tax credit, and claim for repayment of any Tax assessed;

"Tax Authority" shall mean any competent governmental authority or public body in charge of imposing any Tax;

"Tax Return" shall mean any return, declaration or similar document relating to any Tax and to be submitted to any Tax Authority, including any schedule or attachment thereto.

5a.2           Indemnification

The Sellers shall pay to the Purchaser or, at the Purchaser’s election, to any of the Group Companies or Inactive Companies, an amount equal to any liability for Taxes which are imposed on, or payable by, any of the Group Companies and Inactive Companies relating (i) to the Pre-Effective Date Period or (ii) to any management, employee or similar participation programme related to the investment of EQT in Pfaff GmbH or the transactions contemplated by this Agreement.

5a.3           Exclusion of Sellers’ Liability

The Sellers shall not be obliged to indemnify the Purchaser, any of the Group Companies or Inactive Companies if and to the extent that:

5a.3.1	the Pre-Effective Date Tax for which an indemnity is sought has been reflected in the Financial Statements 2007 as liability (Verbindlichkeit) or provision (Rückstellung);

5a.3.2
the Pre-Effective Date Tax results from (i) any act by the Purchaser or caused by the Purchaser after the Closing Date having retroactive effect on the Pre-Effective Date Period which is not consistent with the established accounting practice of the Group Companies or the Inactive Companies prior to the Closing Date or (ii) any of the following measures having retroactive effect on the Pre-Effective Date Period which the Purchaser implements or causes to be implemented after the Closing Date, except to the extent required by law:

restructurings, any alteration of a balance sheet, changes to the method of Tax accounting, any Tax election or optional accounting method charge, or (iii) any amendments of Tax Returns relating to the Pre-Effective Date Period (in whole or in part) unless such amendments are required under applicable law or done with the prior written consent of the Sellers. For the avoidance of doubt, it is understood that the performance of or changes to a transfer pricing study and the adjustment, if any, of transfer prices as a result of such study for periods beginning after the Effective Date does not constitute an act, change or amendment within the meaning of this section;

5a.3.3
the Pre-Effective Date Tax for which an indemnity is sought can be offset against Tax loss carry backs or Tax loss carry forwards that are or were available in the relevant period to which such Tax is allocable and the offsetting actually becomes cash effective (in form of a payment by the Tax Authority, a reduction of a due Tax liability or in a comparable manner) until the fifth anniversary of the Effective Date, whereby Tax losses incurred by any Group Company or any Inactive Company after the Effective Date and carried back into a Pre-Effective Date Period shall not be taken into account;

5a.3.4
the Pre-Effective Date Tax corresponds to or can be offset against Tax reductions (Steuerminderungen), Tax Refunds or any other kind of Tax savings arising out of or relating to the circumstance triggering the Tax indemnification claim (other than any Tax reductions, Tax Refunds or Tax savings considered as an asset or otherwise reflected in the Financial Statements 2007, including, but not limited to, reciprocal effects (Wechselwirkungen) resulting, inter alia, from the lengthening of amortisation or depreciation periods or higher depreciation allowances (Phasenverschiebungen), a step-up in the Tax base of assets, the non-recognition of liabilities or provisions or from transfer of items relevant for Taxes (e.g. turnover, income, expenses, VAT payable corresponding with a VAT refund etc.) into another calendar year or transfer of Tax items from one entity to another entity ("Corresponding Tax Benefits"), whereby the Corresponding Tax Benefits shall exclude a claim for indemnification (i) in the full amount if and to the extent the Corresponding Tax Benefits relate to a Pre-Effective Date Period and (ii) in the amount of the net present value of the Corresponding Tax Benefits if and to the extent the Corresponding Tax Benefits have become cash effective (in the form of a payment by the Tax Authority, a reduction of a due Tax liability or a comparable manner) until the fifth anniversary of the Effective Date whereby the net present value shall be discounted at 5.5% p.a.

5a.4           Indemnification Payments

The Sellers’ indemnification payments pursuant to Section 5a.2 shall be due no later than three (3) Business Days prior to the day on which the respective Tax is due for payment by the respective Group Company or Inactive Company to the relevant Tax Authority, even if the assessment does not yet have binding effect (formelle Bestandskraft), but no earlier than five (5) Business Days following written notice by the Purchaser that the relevant Tax payment is due. As soon as the relevant assessment has become finally binding, the Sellers’ indemnification payments pursuant to Section 5a.2 shall be adjusted if and to the extent the final assessment differs from the assessment which was decisive for the Sellers’ indemnification payments pursuant to Section 5a.2.

5a.5           Cooperation on Tax Matters

5a.5.1
The Purchaser and the Sellers shall, and shall, to the extent legally possible, ensure that the Group Companies and Inactive Companies and the Group Companies’, and the Sellers’ respective employees, if any, and advisors shall cooperate with each other and their respective advisors in connection with any matter that could give rise to (or increase) any Tax indemnity under Section 5a.2 and the preparation and filing of any Tax Return or transfer pricing documentation for a any fiscal year of the Pre-Effective Date Period (each such matter or Tax Return a "Relevant Tax Matter"), including but not limited to the conduct of any inquiry, examination, audit, investigation, negotiation, dispute, appeal or litigation with respect to any such Relevant Tax Matter.

5a.5.2
The Purchaser and the Seller shall, to the extent legally possible, grant each other full access to all documents and information which are necessary to fulfil any requirements regarding Taxes that relate to any fiscal years of the Pre-Effective Date Period, including but not limited to requirements resulting from Tax Returns, Tax audits and Tax trials.

5a.6           Tax Audit

The Purchaser has the right to cause the competent tax authorities to carry out a tax audit as soon as possible after the Closing Date regarding any and/or all Group Companies and Inactive Companies with respect to all fiscal years which have not yet been subject to a tax audit.

5a.7           Assignment of Pfaff Tax Indemnity

The Family Shareholders have granted a tax indemnity to EQT in Section 6 in conjunction with Sections 5.2, 5.7, 5.8 and 5.9 of the Investment Agreement which is set forth in Exhibit 5a.7 ("Pfaff Tax Indemnity"). Subject to the payment of the Purchase Price in accordance with Section 3.2, EQT herewith assigns all their rights except the rights according to Section 6.1 Sentence 3 (of the Investment Agreement) under the Pfaff Tax Indemnity to the Purchaser and the Family Shareholders herewith approve this assignment. Such tax indemnity shall in any event survive the termination of the Shareholders' Agreements referred to in Section 11.2. For the avoidance of doubt, (i) Sections 6 and 7 of this Agreement as well as any other provisions of this Agreement that may limit the Pfaff Tax Indemnity shall not apply to this Section 5a.7 and (ii) all limitations of the liability of the Family Shareholders pursuant to the Investment Agreement shall survive.

5a.8
Any Taxes imposed on any of the Group Companies under or in connection with the management participation programme set up in connection with the Co-Investment Agreement or any profit or capital distribution related thereto (be it as primary liability, secondary liability (Haftungsschuld)) shall be borne by the Participants and the Participants shall pay to the Purchaser any amount equal to any such liability of any of the relevant Group Companies.

6.	Remedies

6.1	Remedies

In the event of any breach by a Seller of any of the Sellers’ Guarantees or any other obligation of the Sellers under or in connection with this Agreement (except for any claims pursuant to Section 5a), the Sellers shall be liable for putting the Purchaser within sixty (60) days from receipt of a written request by the Purchaser into the same position that it would have been if the Sellers’ Guarantee had been correct and had not been breached (Naturalrestitution). In case the Sellers fail to remedy as set out in the foregoing sentence, then the Sellers shall pay damages for non-performance (kleiner Schadensersatz). For purposes of determining the liability of the Sellers, only the actual losses incurred by the respective company or the Purchaser, as well as consequential damages (Folgeschäden) excluding (i) lost profits (entgangener Gewinn), (ii) any potential or actual reduction (Minderung) in the value of the Group Companies beyond the actual damage, (iii) any frustrated expenses (frustrierte Aufwendungen), (iv) any damages incidental to any breach or non-fulfilment of the Sellers’ Guarantees (Schäden anlässlich einer Zusicherungs- oder Garantieverletzung)

or (v) any internal costs and expenses incurred by the Group Companies or the Purchaser shall be taken into account, it being understood that all relevant losses shall be calculated on a Euro-for-Euro basis (herein "Losses"). As to the reimbursement of Losses, the following shall apply:

6.1.1
If and to the extent damages are paid to any of the Group Companies, such payments shall, if and to the extent legally permissible, be construed and deemed as contributions (Einlagen) or loans (Darlehen) made by Purchaser into the respective Group Company and shall be treated as a reduction of the Purchase Price as between the Parties. In no event Sellers shall owe to Purchaser any gross-up for Taxes falling due in connection with a compensation payment for Losses received by the Group Companies from Sellers.

6.2	Purchaser Claim

In the event of any breach by a Seller of any Sellers’ Guarantee or any other claim of the Purchaser under or in connection with this Agreement (the "Purchaser Claim") the Purchaser shall give notice to the Sellers of such breach within twenty (20) Business Days after positively knowing of such breach with such notice stating the nature thereof and the amount involved and reasonable details as to the facts of such breach to the extent that such amount has been determined. Without prejudice to the validity of the Purchaser Claim or alleged claim in question the Purchaser shall reasonably allow and shall cause the Group Companies to reasonably allow the Sellers and its accountants and its other professional advisors to investigate the matter or circumstances alleged to give rise to such Purchaser Claim and whether and to what extent any amount is payable in respect of such Purchaser Claim and, for such purpose the Purchaser shall give and shall cause the Group Companies to give, subject to being paid their reasonable out-of-pocket-costs and -expenses, such reasonable information and reasonable assistance including access to Purchasers’ and the Group Companies’ premises and personnel including the right to examine and copy or photograph any asset, accounts, documents and records as Sellers or its accountants or its other professional advisors may reasonably request.

6.3	Exemption

The Sellers shall not be liable for and the Purchaser shall not be entitled to bring any Purchaser Claim or any other claim under or in connection with this Agreement if and to the extent that:

6.3.1
the matter to which the Purchaser Claim has been taken into account in the Financial Statements 2007 or the Monthly Reportings, by way of a provision (Rückstellung) or depreciation (Abschreibung) or exceptional depreciation (außerplanmäßige Abschreibung) or depreciation to reflect lower market values (Abschreibungen auf den niedrigeren beizulegenden Wert) - this Section 6.3.1 shall not apply to Section 5a and Section 5.1.23 (“Tax Claims”);

6.3.2	the amount of the Purchaser Claim is recovered or will be recoverable (legally and commercially) from a third party or under an insurance policy;

6.3.3	the payment or settlement of any item giving rise to a Purchaser Claim results in a tax benefit to a Group Company or the Purchaser - this Section 6.3.3. shall not apply to any of the Tax Claims;

6.3.4
the Purchaser Claim results from a failure of the Purchaser or a Group Company to mitigate damages pursuant to Section 254 BGB (it being understood that the Purchaser or a Group Company is not obliged to carry back or set off Tax losses incurred after the Effective Date into any Effective Date Period in order to reduce a Tax burden);

6.3.5
the matter to which the Purchaser Claim relates was known by the Purchaser as of the Signing Date taking into account that the Purchaser prior to entering into this Agreement had the opportunity to thoroughly review the conditions and documents of the Group Companies under commercial, technical, organisational, financial, environmental and legal aspects and, in this connection to participate in management presentations to hold discussions with the management of the Group Companies and to visit sites of the Group Companies and to inspect the real estate.

Without limiting the generality of the foregoing the Purchaser shall be deemed to have knowledge of all matters disclosed or contained in

(i)	the Information Memorandum prepared by Leonardo & Co. dated July 2008 as disclosed to the Purchaser;

(ii)
any answers in writing or textform (within the meaning of Section 126b BGB) given by the Sellers or its representatives in connection with the question and answer process in particular to information requests of the Purchaser;

(iii)	any of the Exhibits (without limiting the disclosure and the deemed knowledge to the respective guarantee) or elsewhere in this Agreement;

and the actual knowledge, as of the Signing Date, of all employees, representatives and professional advisors of the Purchaser and its parent company and/or managing entity who have been directly or indirectly involved in the due diligence and/or the acquisition of the Group Companies regarding the information described in (i) through (iii) above. A complete set of the answers, given by the Sellers or its representatives in connection with the question and answer process in particular to information requests of the Purchaser, shall be set aside and preserved by the acting notary public, for purposes of providing evidence for a period of two (2) years after the Signing Date.

The application of Section 442 BGB is excluded, which exclusion, however, shall not limit the application of this Section 6.3.5. This Section 6.3.5 shall not apply to any of the Tax Claims.

6.3.6
the Purchaser Claim results from or is increased by the passing of, or any change in, after the date hereof, any law, statute, rule, regulation, legal or administrative practice of any governmental department agency, court or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of Taxes or any imposition of Taxes or any withdrawal or relief from Taxes not actually (or prospectively) in effect at the date hereof;

6.3.7	the procedures set forth in Section 6.2 and 6.5 were not observed by the Purchaser or the Group Companies and the Sellers were prejudiced thereby.

6.4	Amount of Losses

When calculating the amount of Losses to be reimbursed by the Sellers under this Agreement all advantages in connection with the relevant matter shall be taken into account (Vorteilsausgleich) and the Sellers shall not be liable under this Agreement in any respect of any Purchaser Claim for any losses suffered by the Purchaser or the Group Companies to the extent of any corresponding savings by or net benefit to the Purchaser, the Guarantor or any of the Group Companies. This Section 6.4 shall not apply to any of the Tax Claims.

6.5	Third Party Claim

If the Group Companies or the Purchaser are sued or threatened to be sued by a third party including without limitation any government agencies or if the Group Companies or the Purchaser are subject to any audit or examination by any tax authority (hereinafter "Third Party Claim") which may give rise to a Purchaser Claim the Purchaser shall give the Sellers prompt notice (in no event later than twenty (20) Business Days after becoming aware of such Third Party Claim) of such Third Party Claim. Subject to statutory and contractual confidentiality obligations, the Purchaser shall ensure that the Sellers shall be provided with all materials, information and assistance relevant in relation to the Third Party Claim in each case reasonably necessary to evaluate the Third Party Claim, be given reasonable opportunity to comment or discuss with Purchaser any measures which Sellers propose to take or to omit in connection with the Third Party Claim, and in particular Sellers shall be given reasonable opportunity to comment on, participate in, and review any reports and all relevant audits or other measures and receive without undue delays copies of all relevant orders (Bescheide) of any authority, provided, however, that in cases where the above rights are limited by contractual confidentiality obligations, the Sellers shall have the right to appoint a professional advisor unrelated to any of the Sellers or their affiliates who shall be granted access to the confidential information on the basis that the advisor shall only be entitled to inform the Sellers on an abstract basis about the relevant findings in a way that the confidentiality obligation will not be breached. No admission of liability shall be made for or on behalf of Purchaser or the Group Companies and the Third Party Claim shall not be compromised, disposed of or settled without the prior written consent of the Sellers which shall not be unreasonably withheld. Further, the Sellers shall be entitled at their own discretion and costs to take such action (or cause the Purchaser or the Group Companies to take such action) as shall be necessary to defend against such Third Party Claim (including making counter claims or other claims against Third Parties) in the name of and on behalf of the Purchaser or the Group Companies concerned and the Purchaser will give and cause the Group Companies to give, subject to them being paid all reasonable out-of-pocket costs and expenses, all such information and assistance as described above including access to premises and personnel and including the right to examine and copy or photograph any asset, accounts, documents and records for the purpose of defending against any such claim or liability as the Sellers or its professional advisors may reasonably request in each case if and to the extent that actions set forth in this sentence will not adversely affect the Purchaser’s or the Group Companies legitimate interests.

7.	Limitation of Claims

7.1	Time limitations

All claims of the Purchaser arising under or in connection with this Agreement shall be time-barred on 31 December 2009. Exempted herefrom are:

7.1.1
all claims of the Purchaser arising (i) from a breach of the Sellers’ Guarantee contained in Sections 5.1.2, 5.1.4 and 5.1.6 in relation to Pfaff GmbH and the German Subsidiaries or (ii) in relation to specific performance claims (Erfüllungsansprüche) to transfer title to the Shares (herein collectively "Title Claims") which shall be time-barred on 1 March 2013;

7.1.2	all claims of the Purchaser arising from a breach of the Sellers’ Guarantee contained in Sections 5.1.5 and 5.1.6 in relation to the Foreign Subsidiaries, which shall be time barred on 1 March 2011;

7.1.3	all Tax Claims which shall be time barred on 1 March 2013; and

7.1.4
all claims of the Purchaser arising as a result of wilful or intentional breaches of Sellers’ obligations under this Agreement which shall be time-barred in accordance with the statutory rules in Sections 195, 199 BGB;

(herein collectively "Time Limitations"). All claims of the Purchaser referred to under Sections 7.1.1, 7.1.2 and 7.1.4 above are herein collectively referred to as "Exempted Claims").

7.2	Suspension

The expiry period for any claims of the Purchaser under or in connection with this Agreement shall be suspended (gehemmt) pursuant to Section 209 BGB by any timely demand for fulfilment pursuant to Section 6.2 above, provided that the Purchaser commences judicial proceedings within three (3) months after the expiry of the relevant Time Limitation, including any Third Party Claims. Section 203 BGB shall not apply, unless the Parties agree in writing that the expiry period shall be suspended on the basis of pending settlement negotiations.

7.3	De-Minimis and Deductible

No liability shall attach to the Sellers under this Agreement if an individual claim is less than EUR 10,000.00 (in words: ten thousand Euros) ("De-Minimis Claims") and until the aggregate amount of claims (excluding De-Minimis Claims, Exempted Claims and Tax Claims) exceeds EUR 400,000.00 (Freibetrag) (in words: four hundred thousand Euros) (herein "Deductible"). If the aggregate amount of claims under or in connection with this Agreement (excluding De-Minimis Claims, Exempted Claims and Tax Claims) exceeds the Deductible, Purchaser may claim only the excess of such claims above the Deductible subject to the other provisions of this Section 7. The limitations of this Section 7.3 shall not apply to any claims of the Purchaser based on a breach of Section 5.1.9a (i), (ii), (iii) and (iv) ("Locked-Box Claims") as well as to any Exempted Claims and Tax Claims. No liability for any Tax Claims shall arise for the Sellers under this Agreement if such Tax Claim is less than EUR 35,000.00 (in words: thirty five thousand euro) ("Tax De-Minimis ").

7.4	Liability Cap

The aggregate liability of the Sellers under or in connection with this Agreement shall not exceed the Escrow Amount (herein "Liability Cap") and Purchaser’s only recourse for damages ("No-Direct Recourse") against Sellers shall be the amount of funds in the Escrow Account from time to time, provided, however, that the aggregate amount of any Tax Claims (excluding Tax Claims which do not exceed the Tax De-Minimis) shall not exceed EUR 1,000,000.00 (in words: one million Euros) and, for the avoidance of doubt, Tax Claims will also exclusively be satisfied from the Escrow Account. The Liability Cap and No-Direct Recourse principle shall not apply to any Exempted Claims or Locked Box Claims, provided, however, that Sellers’ overall liability under and/or in connection with this Agreement, except for claims of the Purchaser arising as a result of wilful or intentional breaches of Sellers’ obligations under this Agreement, shall in no event exceed the Purchase Price.

7.5	Exclusion of further rights

The Parties are in agreement that the remedies which the Purchaser or any of the Group Companies may have against the Sellers for breach of obligations set forth in this Agreement are solely governed by this Agreement and the remedies provided for by this Agreement shall be the exclusive remedies available to the Purchaser or the Group Companies. Apart from the Purchaser’s rights under this Section 7.5 (i) any claims for breach of pre-contractual obligations (culpa in contrahendo), including but not limited to claims arising under Sections 241 (2), 311 (2) and (3) BGB or ancillary obligations (positive Forderungsverletzung), including but not limited to claims arising under Sections 280, 282 BGB, (ii) frustration of contract pursuant to Section 313 BGB (Störung der Geschäftsgrundlage), (iii) all remedies of the Purchaser for defects of the Shares under Sections 437 through 441 BGB and (iv) any and all other statutory rights and remedies, if any, are hereby expressly excluded and waived by the Purchaser except in case of wilful deceit (arglistige Täuschung) or wilful misconduct (Vorsatz). For the avoidance of doubt, any claims for specific performance (Erfüllungsanspruch) remain unaffected.

In case of wilful deceit (arglistige Täuschung) or wilful misconduct (Vorsatz) the Purchaser shall only assert claims against the respective Seller. Furthermore any liability of the Sellers under this Agreement shall not give the Purchaser the right to rescind, cancel or otherwise withdraw from this Agreement as a whole also in case of wilful deceit (arglistige Täuschung) or wilful misconduct (Vorsatz) except where the damage incurred by the Purchaser as a consequence of such wilful deceit or wilful misconduct exceeds EUR 3,000,000.00, but the Purchaser's right shall be limited exclusively to damages either by way of restitution in kind (Naturalrestitution) or payment of damages in money (Schadenersatz in Geld).

8.	Guarantees of the Purchaser and the Guarantor

The Purchaser and the Guarantor each guarantee as of the Signing Date and the Closing Date:

8.1	Enforceability, No Conflict

This Agreement constitutes a legal, valid and binding obligation of the Purchaser and the Guarantor enforceable against the Purchaser and the Guarantor in accordance with its terms except as the enforceability thereof may be limited by insolvency or other similar laws relating to or affecting the rights of creditors generally. The Purchaser and the Guarantor have the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement which actions have been duly authorised and approved by all necessary corporate action of the Purchaser and the Guarantor. The Purchaser and the Guarantor are not required to give any notice to any person or obtain any consent or governmental authorisation in connection with the execution and delivery of this Agreement by the Purchaser and the Guarantor.

8.2	Litigation

There is no action suit, investigation or proceeding pending against or threatened against or affecting the Purchaser and the Guarantor before any court or arbitrator or governmental body agency or official which in any manner challenges or seeks to prevent, alter or materially delay the transactions contemplated hereunder.

8.3	Financial Capability

The Purchaser has or will have as of the Scheduled Closing Date sufficient immediately available funds or binding and unconditional and irrevocable financing commitments to pay the Purchase Price.

8.4	No Knowledge of Breach

To the Purchaser's best knowledge there exists no breach of any Sellers’ Guarantee in this Agreement nor any misstatement in or omission made by the Sellers from this Agreement. The Purchaser’s and the Guarantor’s best knowledge shall mean the actual knowledge, after due inquiry, of all persons who have assisted the Purchaser or the Guarantor in connection with its due diligence investigation, negotiation and the execution of this Agreement and any agreements in relation to the financing of the Purchase Price.

8.5	Finder’s Fees

Purchaser and Guarantor do not have any obligation or liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated under this Agreement for which Sellers could become wholly or partly liable.

8.6	Merger Control

The transactions contemplated by this Agreement do not need to be cleared by any merger control authority within the European Union.

9.	Releases from Escrow Account

9.1	Procedures for Release of Amounts

Pursuant to the Escrow Agreement the escrow agents appointed under the Escrow Agreement ("Escrow Agents") shall release all or parts of the amount available from time to time on the Escrow Account ("Escrow Balance") to the Purchaser or the Sellers, as the case may be, if the Escrow Agents receive:

a)
a jointly executed written notice (which may be contained in one or several copies) by the Purchaser and the Sellers setting forth the amount to be disbursed to the Purchaser or the Sellers as well as the account on which the relevant release amount shall be paid (a "Joint Instruction"); or

b)
a written notice from the Purchaser attaching a certified copy of an arbitral award admitting a Purchaser Claim with declaration of enforceability (Schiedsgerichtsurteil mit Vollstreckbarkeitserklärung) or settlement agreement with declaration of enforceability (Vergleich mit Vollstreckbarkeitserklärung) obtained in relation to the Purchaser Claim and setting forth the amount to be disbursed to the Purchaser, which shall conform to the amount of the arbitral award or settlement agreement.

9.2	Releases to the Sellers

The Sellers and the Purchaser shall submit Joint Instructions to the Escrow Agent to make payments from the Escrow Account to the Sellers as follows:

a)
If prior to or on 31 December 2009 (i) no Claim Notice has been submitted by the Purchaser to the Sellers, or (ii) all Purchaser Claims under any Claim Notices submitted prior to 31 December 2009 have been finally dismissed by a competent court or arbitration tribunal, the Parties shall instruct the Escrow Agents by a Joint Instruction to be received by the Escrow Agents not later than on 7 January 2010 to release the full Escrow Balance, except for EUR 1,000,000 which shall be retained on the Escrow Account for Tax Claims notified under Claim Notices submitted not later than on 1 March 2013, to the Sellers.

b)
If and to the extent that, prior to or on 31 December 2009, one or several Claim Notices have been submitted by the Purchaser to the Sellers and any Purchaser Claims under such Claim Notices which are not malicious (nicht mutwillig) have not been finally dismissed by a competent court or arbitration tribunal, the amount of the Joint Instruction pursuant to Section 9.2 (a) above shall be further reduced by the total amount of such Purchaser Claims which are not malicious (nicht mutwillig) and have not been finally dismissed.

c)
If and to the extent that prior to or on 1 March 2013, (i) no Claim Notice relating to a Tax Claim has been submitted by the Purchaser to the Sellers or all Tax Claims under any Claim Notices submitted prior to 1 March 2013 have been finally dismissed by a competent court or arbitration tribunal, and (ii) all other Purchaser Claims, if any, under Claim Notices submitted prior to or on 31 December 2009 have been finally dismissed by a competent court or arbitration tribunal, the Parties shall instruct the Escrow Agents by a Joint Instruction to be received by the Escrow Agents not later than on 4 March 2013 to release the remaining Escrow Balance.

d)
If and to the extent that, prior to or on 1 March 2013, Tax Claims under Claim Notices submitted on or prior to 1 March 2013 or any other Purchaser Claims under Claim Notices submitted on or prior to 31 December 2009 which are not malicious (nicht mutwillig) have not been finally dismissed by a competent court or arbitration tribunal, the amount of the Joint Instruction pursuant to Section 9.2 (c) above shall be reduced by the total amount of such Purchaser

 Claims which are not malicious (nicht mutwillig) and have not been finally dismissed.

e)
If, after 1 March 2013, any Purchaser Claim (including, but not limited to, Tax Claims) is finally dismissed by a competent court or arbitration tribunal, the Parties shall instruct the Escrow Agents by Joint Instruction to be received by the Escrow Agents within 10 Business Days after the court ruling or arbitration has become final and binding to pay to the Sellers the amount of the Purchaser Claim which has been finally dismissed.

"Claim Notice" means a written notice in accordance with Section 6.2 of the SPA delivered by Purchaser to the Sellers with respect to any Purchaser Claims, provided that any Claim Notice relating to Purchaser Claims other than Tax Claims must not be submitted after 31 December 2009 and any Claim Notices relating to Tax Claims must not be submitted after 1 March 2013.

9.3	Releases to the Purchaser

If and to the extent Purchaser has submitted one or several Claim Notices in accordance with Section 9.2 above and any Purchaser Claim under such Claim Notices is finally admitted by a competent court or arbitration tribunal, the Parties shall instruct the Escrow Agent by Joint Instruction to be received by the Escrow Agent within 10 Business Days after the court ruling or arbitration has become final and binding to pay to Purchaser the amount of the Purchaser Claim which has been finally admitted. The Parties confirm that any Purchaser Claims related to Exempted Claims and Locked-Box Claims which are not yet time-barred and not malicious (nicht mutwillig) can always be satisfied from the Escrow Account and corresponding Claim Notices are also permissible after 31 December 2009.

9.4	Other Releases

In addition to the procedures set forth in Sections  9.2 and 9.3, the Escrow Agent shall make such releases of the Escrow Balance (or parts thereof) to Sellers or Purchaser as specified in any Joint Instruction.

10.	Stefan Pfaff

10.1
Stefan Pfaff shall repay a part of the Stefan Pfaff Loan in the amount of EUR 665,000.00 (in words: six hundred sixty-five thousand Euro) immediately after the Purchase Price has been paid in accordance with Section 3.2 (the "Loan Payment"). The Purchaser shall procure (i) that the remaining principal of the Stefan Pfaff Loan will be waived by Pfaff GmbH, (ii) that Pfaff GmbH confirms that no Group Company has any claims against Mr. Stefan Pfaff with respect to the Stefan Pfaff Loan and (iii) that Pfaff GmbH releases all securities it has been granted by Stefan Pfaff with respect to the Stefan Pfaff Loan.

10.2	The Loan Payment shall be made by EQT on behalf of Mr. Stefan Pfaff to Pfaff GmbH immediately after the Purchase Price has been paid in accordance with Section 3.2.

11.	Phoenix’ Loan Balance

11.1
The Parties agree that Pfaff GmbH repays before or on the Closing Date the loans provided by Phoenix Holdings Guernsey Limited (herein "Phoenix") as set out in Exhibit 11.1 (herein the "Phoenix’ Loan Balance") plus interest accrued thereon.

11.2
Subject to Section 5a.8 second sentence, the Sellers shall procure that all further Shareholder Agreements in addition to the loans referred to in Section 11.1 will be terminated as of the Closing Date without any residual liability for any of the Group Companies or Inactive Companies and the Purchaser shall procure that Pfaff GmbH for itself and on behalf of the Group Companies and the Inactive Companies shall confirm (i) the termination and (ii) that the Group Companies and the Inactive Companies have no rights whatsoever vis-à-vis the Sellers resulting from or based on the Investment Agreement or the Co-Investment Agreement, except as provided for in this Agreement – in particular the relevant provisions of the Investment Agreement and Co-Investment Agreement referred to in Section 5a.7 and 5a.8 of this Agreement shall remain in full force and effect.

The Sellers herewith waive any rights against any of the Group Companies under or in connection with the Investment Agreement and the Co-Investment Agreement, in particular pursuant to Section 16.4.3 of the Co-Investment Agreement and confirm that no payments or other distributions based on any of these rights pursuant to the Co-

Investment Agreement or the Investment Agreement have been made by the Group Companies after the Effective Date, nor have any of these rights been assigned to any third parties.

12.	Continuation of the business after Signing

For the period between the Signing Date and the Closing Date the Sellers shall ensure that the Group Companies and Inactive Companies shall conduct their business in the ordinary course and exclusively with the care of a prudent business man.

13.	Merger Control Indemnity

The Purchaser shall indemnify the Sellers and hold the Sellers harmless from and against any liability resulting from a breach of the Purchaser's Guarantee in Section 8.6.

14.	Guarantor

14.1	Guarantee

The Guarantor hereby unconditionally and irrevocably guarantees to the Sellers the due and functional fulfilment of any payments and other obligations of the Purchaser under and in connection with this Agreement.

14.2	Waiver

The Guarantor hereby waives any right which it may have to require the Sellers to proceed first against or claim payment or performance from the Purchaser to the intent that as between the Seller and the Guarantor the latter shall be liable as principal debtor.

15.	Confidentiality, Announcements

15.1	Confidentiality

The Parties shall keep the contents of this Agreement and all ancillary agreements, if any, and the due diligence conducted by the Purchaser in connection therewith confidential subject to any mandatory disclosure requirement.

15.2	Announcements

Each of the Parties undertake that prior to the Closing Date it will not make, and will cause its Affiliates not to make, any public announcement regarding this Agreement unless (i) required by applicable law or stock exchange regulations applicable to the respective Party or (ii) the other Party has given its consent to such announcement, including the form of such announcement, which consent may not be unreasonable withheld and may be subject to conditions. At least five (5) Business Days prior to any permitted announcements the Party wishing to make the announcement shall notify the other Parties thereof in writing, provide to the other Parties the proposed wording and take any requests of the other Parties into due consideration.

16.	Costs, Fees and Taxes

16.1	Costs

Each Party shall bear its own costs including fees, expenses and charges in connection with the preparation, negotiation, execution and consummation of this Agreement and the transactions contemplated herein, including all fees and expenses of professional advisors. The costs for the notarization of this Agreement and the fees for the clearance of the transaction contemplated under this Agreement by any competent merger control authorities, if any, shall be borne by the Purchaser.

16.2	Taxes

All transfer taxes, registration duties, or similar costs under or in connection with the transfer of the Shares under this Agreement shall be borne by the Purchaser, and Purchaser shall indemnify and hold harmless the Sellers from any of the foregoing. Apart therefrom, each Party to this Agreement shall bear its own taxes connected with or resulting from the transaction contemplated under this Agreement.

17.	Governing Law, Arbitration

17.1	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany without regard to principles of conflicts of laws and without regard to the UN Convention on Contracts for the International Sale of Goods.

17.2	Arbitration

All disputes arising under or in connection with this Agreement or its validity shall be finally settled in accordance with the arbitration agreement set forth in Exhibit 17.2.

18.	Entire Agreement and Amendments

18.1	Entire Agreement

This Agreement and the Exhibits shall comprise the entire agreement between the Parties concerning the subject matter hereof and shall supersede and replace all prior oral and written declarations of intention made by the Parties in connection with the contractual negotiations. Changes or amendments to this Agreement (including amendments to this Section 18.1) shall be valid only if made in writing, unless another form is required by mandatory law.

18.2	German Terms and Headings

The headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement. If provisions in this Agreement include English terms after which either in the same provision or elsewhere in this Agreement German terms have been inserted in brackets and/or italics, the respective German terms alone and not the English terms shall be authoritative for the interpretation of the respective provisions.

18.3	Exhibits

All Exhibits to this Agreement constitute an integral part of this Agreement.

19.	Notices and Exercise of Rights

19.1	Notices

All notices and other communications hereunder shall be made in writing and shall be sent by telefax, mail or courier to the following addresses:

If to the Sellers:

EQT Opportunity Limited
Attn.: Michael Newton
Isabelle Chambers, Route Isabelle
St. Peter Port
Guernsey GY1 3RA, Guernsey
Channel Islands
Fax: +44 (0) 1481-722442

with a copy to:

honert + partner
Attn.: Dr. Jochen Neumayer
Theatinerstraße 8 (Fünf Höfe)
80333 München
Germany
Fax: +49 (89) 388 38160

If to the Purchaser or the Guarantor:

Columbus McKinnon Corporation
Attn.: General Counsel
140 John James Audubon Parkway
Amherst, New York 14228-1197
USA
Fax: +1 (716) 689 5598

Yale Industrial Products GmbH
Attn.: Wolfgang Wegener
Am Lindenkamp 31
42549 Velbert
Germany
Fax: +49 (2051) 600184

with a copy to:

Lovells LLP
Attn.: Dr. Patrick Kaffiné
Untermainanlage 1
60329 Frankfurt am Main
Germany
Fax: +49 (69) 96236-100

or to such other recipients or addresses which may be notified by any Party to the other Parties in the future in writing. The receipt of copies of notices hereunder by the Parties' advisers shall not constitute or substitute the receipt of such notices by the Parties themselves.

19.2	Exercise of Rights

Sellers hereby appoint Dr. Jochen Neumayer with the address set forth in Section 19.1 ("Appointee") to act in their name and on their behalf to negotiate, accept, compromise, admit to settle any Purchaser Claims arising out of or in connection with this Agreement. Any termination of such appointment is valid only if (a) made in writing and (b) if at the same time a new appointee is notified to the Purchaser by the Sellers who hereby authorise EQT to exercise this appointment also on their behalf.

20.	Miscellaneous

20.1	General Cooperation

The rights of the Parties under this Agreement notwithstanding, after the Closing the Sellers and the Purchaser shall cooperate and use best efforts to provide for a smooth transition of the Group Companies to the Purchaser as soon as possible.

20.2	No Assignment and No Set-Off Rights

20.2.1	Without the written consent of the other Parties no Party shall be entitled to assign any rights or claims under this Agreement, except for any assignments by the Purchaser to any of its Affiliates.

20.2.2
Neither the Purchaser nor the Guarantor shall have the right to set off or withhold any amounts due to the Sellers hereunder, except that set-off or withholding shall be permitted with claims of the Purchaser or the Guarantor that are

(i)           acknowledged in writing by the Seller or

(ii)           granted by a final and binding decision of a competent court or arbitral award.

20.3	Severability

In case that one or more provisions of this Agreement shall be found to be invalid or unenforceable, this shall not affect the validity and enforceability of the other provisions of this Agreement. In such case the Parties agree to recognise and give effect to such valid and enforceable provision or provision which correspond as closely as possible with the commercial intention of the Parties associated with the invalid or unenforceable provision. The same shall apply in the event that this Agreement contains any unintentional gaps (unbeabsichtigte Vertragslücken).